NEWS RELEASE

FOR IMMEDIATE RELEASE

ROBERT L. ORNDORFF NAMED TO SUCCEED HUNTER R. HOLLAR
AS CHAIRMAN OF THE BOARD IN 2010

OLNEY, MARYLAND,  October 1, 2009 — Sandy Spring Bancorp, Inc., (Nasdaq-SASR) the parent company of Sandy Spring Bank, announced today that Robert L. Orndorff has been elected Vice Chairman and will succeed Hunter R. Hollar as Chairman in 2010 following Hollar’s planned retirement from the board on December 31, 2009.

Orndorff, 53, is President and owner of RLO Contractors, Inc., a leading residential and commercial excavating company that specializes in site development, land clearing, excavation and grading based in Dayton, Maryland. He joined the board of Bancorp in 1991, and, in addition to serving on the Compensation and Nominating Committees during his tenure, he has chaired the Executive and Governance Committee since 2007.  Orndorff was elected lead independent director in 2008 when Hollar became Chairman of the Board.

Hollar, former President and CEO, retired from active employment December 31, 2008 and remained on the board as Chairman to complete the transition of leadership.  “This action represents the culmination of a very satisfying, 19-year career with Sandy Spring Bank,” said Hollar.  “I couldn’t be more pleased with the election of Bob Orndorff to take over as Chairman of the Board.  Bob is a man of great character and integrity.  He is well respected by the other directors for his judgment and leadership, and he believes in the vision of Sandy Spring remaining an independent, locally-based bank.”

Current President and CEO Daniel J. Schrider, a 20-year Sandy Spring veteran, replaced Hollar as President in March 2008 and was named CEO in January when he also joined the board.  “In addition to being a director, Bob has been a Sandy Spring client and significant shareholder for many years,” commented Schrider, “and therefore provides a valuable perspective and balance for management and the board.  He is also very successful in his business and knows the value of opportunity and growth.  I am enthusiastic about Sandy Spring’s future and look forward to working closely with Bob in his new role.”

Mr. Orndorff acknowledged Mr. Hollar’s service to the corporation and expressed gratitude at the board’s decision. “I am very pleased and proud to accept the role of Chairman of the Board of this organization and follow in some distinguished footsteps,“said Orndorff.  “Though the current economic conditions have presented some tough hurdles for banks in general, I have great confidence in Dan Schrider and the ability of this organization to manage the difficulties and thrive in the years to come.”

About Sandy Spring Bancorp, Inc. and Sandy Spring Bank

With $3.5 billion in assets, (Nasdaq:SASR) Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation and West Financial Services, Inc. Sandy Spring Bancorp is the oldest and largest publicly traded banking company headquartered and operating in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 42 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George's counties in Maryland, and in Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit www.sandyspringbank.com for more information about Sandy Spring Bank.

For additional information or questions, please contact:
Daniel J. Schrider, President & Chief Executive Officer
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
1-800-399-5919
E-mail:  DSchrider@sandyspringbank.com

Web site:  www.sandyspringbank.com

Forward-Looking Statements

Sandy Spring Bancorp makes forward-looking statements in this news release.  These forward-looking statements may include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made.  Sandy Spring Bancorp does not assume any duty and does not undertake to update its forward-looking statements.  Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Sandy Spring Bancorp anticipated in its forward-looking statements, and future results could differ materially from historical performance.

Sandy Spring Bancorp’s forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the Company’s loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the Company’s ability to retain key members of management; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties.  Sandy Spring Bancorp provides greater detail regarding some of these factors in its Form 10-K for the year ended December 31, 2007, including in the Risk Factors section of that report, and in its other SEC reports.  Sandy Spring Bancorp’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov.